COLUMBIA LABORATORIES, INC.

Moderator:    Frank Condella
May 5, 2011
10:00 a.m. ET

Operator:    Good day, ladies and gentlemen, and welcome to the first quarter 2011 Columbia Laboratories earning conference call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. If anyone should require technical assistance during the conference, please press star, and then zero on your touch-tone telephone. As a reminder, this conference is being recorded.

I would now like to turn the call over to your host for today's conference, Mr. Seth Lewis, vice president at the Trout Group.

Mr. Lewis, you may begin your conference.

Seth Lewis:    Thank you. And thank you for joining us this morning for Columbia Laboratories' first quarter 2011 financial results conference call. My name is Seth Lewis of the Trout Group, Columbia's investor relations firm, and with me this morning are Frank Condella, president and CEO, and Larry Gyenes, senior vice president, CFO, and treasurer of Columbia Laboratories.

If you've not already received it, you can access the press release Columbia issued this morning at www.columbialabs.com under the Investor tab. And you can also access the live webcast of this call from there.

During the course of this call, management will make projections and other forward-looking remarks regarding the future events and the company's future performance. These forward-looking statements reflect Columbia's perspective on current trends and information and can be identified by such words as "expect," "plan," "will," "may," "anticipate," "believe," "should," "could," "intend," "estimate," "project," and other words of similar meaning.

Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those noted in Columbia's filings with the SEC on Forms 10-K, 10-Q, and 8-K. Actual results may differ materially from those projected in these forward-looking statements. Columbia disclaims any intent or obligation to update these forward-looking statements.

A replay of this call will be available two hours after completion through Thursday, May 12th, at 800-642-1687 or 706-645-9291. The conference ID for the replay is 63019982. The archived webcasts will be available for one year on Columbia's Web site, www.columbialabs.com. For the benefit of those who may be listening to the replay, this call was held and recorded on May 5th of 2011. Since then, Columbia may have made announcements related to the topics discussed, so please reference the company's most recent press releases and SEC filings.

With that, I'll turn the call over to Frank Condella.

Frank Condella:    Thanks, Seth, and good morning, everyone.

Earlier this year, I laid out three key objectives for Columbia for the first half of 2011 - securing the publication of the PREGNANT study data in a respected peer-review medical journal; concluding the sale of U.S. rights to STRIANT; and submitting the NDA for PROCHIEVE to the U.S. Food and Drug Administration. I'm very proud of the sustained effort by the entire Columbia team, which enabled us to achieve each of these goals last month. I'll discuss details and next steps on our business in general in greater detail later in the call today.

First, I'd like Larry to review the financial results. Larry?

Larry Gyenes:    Thanks, Frank, and good morning to everyone.

Throughout today's call, when I refer to total net revenues, please keep in mind that these include net product revenues, which are mainly domestic and international sales of CRINONE and PROCHIEVE, and sales of STRIANT, plus royalties and milestone payments that we receive primarily from Watson.

For the first quarter of 2011, total net revenues were $12.5 million, compared to $7.2 million for the first quarter of 2010. The most recent quarter included $8.4 million in revenue related to the $34 million gain on the sale of the progesterone assets to Watson in July 2010. This was partially offset by the absence of in-market sales of CRINONE and PROCHIEVE by Columbia in the U.S. during the first quarter of 2011.

Net product revenues were $3.5 million in the first quarter of 2011, compared to $7.1 million in the first quarter of 2010, primarily due to the transfer of responsibility for U.S. product sales to Watson in July 2010.

Other factors affecting net product revenues were a 12 percent increase in net product revenues from Merck Serono for international sales of CRINONE, offset in part by product sold to Watson under the new supply agreement, which is at cost plus-10 percent. Royalties on sales by Watson were approximately $500,000 in the first quarter of 2011.

Our gross profit was $10.5 million in the first quarter of 2011, compared to $6 million in the first quarter of 2010. Gross margins were 84 percent in the first quarter of both 2011 and 2010, including recognition of the deferred gain on the sale of the progesterone assets to Watson. Excluding the deferred gain recognition, the gross profit margin for the first quarter of 2011 would have been 50 percent, primarily reflecting the product sales to Watson on a cost-plus-10 percent basis and lower unit selling prices to Merck Serono.

Turning to expenses, selling and distribution expenses were $58,000 in the first quarter of 2011, compared to $3.3 million in the 2010 quarter, reflecting the elimination of all sales and marketing expenses, except for those associated with STRIANT.

General and administrative costs were $2.4 million in the first quarter of 2011, compared to $4.1 million in 2010. The decrease mainly reflects the absence of Watson transaction costs and lower intellectual property costs. Research and development costs were $1.3 million in the first quarter of 2011 versus $2.3 million in 2010. The decrease reflects lower clinical trial expenses for the PREGNANT study, which we completed in the fourth quarter of 2010.

We amortized $1.3 million of the acquisition cost for the U.S. rights to CRINONE in the first quarter of 2010. This asset was included in the July 2010 sale to Watson, so there will be no further amortization expense. As a result, total operating expenses were $3.8 million in the first quarter of 2011, compared to $11 million in the prior year period.

Operating income in the first quarter of 2011 was $6.7 million, compared to an operating loss of $5 million in the prior year period. The increase reflects the $8.4 million in revenue related to the gain on the sale of the progesterone assets to Watson, plus the reduction in operating expenses.

Other income and expense aggregated to a net expense of $7.9 million for the first quarter of 2011, compared to a net expense of $8.3 million in the first quarter of 2010, primarily reflecting the elimination of interest expense as a result of the debt repayment in July 2010. This was more than offset by the recognition of the $7.8 million non-cash change in the fair value of the warrants issued in conjunction with the July 2010 convertible note retirement and the October 2009 equity financing. These fair value changes resulted from the 66 percent increase in our stock price between December 31, 2010, and the end of the first quarter of 2011.

As a result, the net loss was $1.2 million, or one cent per basic and diluted share, for the first quarter of 2011, compared to a net loss of $13.2 million, or 20 cents per basic and diluted share, for the first quarter of 2010.

At March 31, 2011, we had cash and cash equivalents of $20.1 million, compared to cash and cash equivalents of $21.6 million at December 31, 2010. The decline in cash primarily reflected the payment of the Bio-Mimetics settlement, annual premiums for directors and officers insurance, employee bonus payments, and product returns, offset in part by cash received for the exercise of options and warrants.

Cash balances will fluctuate throughout the remainder of 2011, depending on the timing and achievement of milestones from Watson and the expected investment in incremental manufacturing capacity to ensure our ability to meet Watson's forecasts.

A quick update on the first of these potential milestones. Pursuant to the purchase and collaboration agreement with Watson, we would be eligible to receive either a $6 million or $8 million milestone payment based upon achievement of certain statistical results of the PREGNANT study on the primary endpoint - which was the reduction of preterm birth before 33 weeks gestation - and the infant outcomes composite score, which was one of the secondary endpoints of the study.

We provided written notice to Watson that we had achieved the $6 million milestone. Watson provided written notice to Columbia that the milestone had not been achieved. We will resolve the dispute pursuant to the terms of the purchase and collaboration agreement. To date, we have not booked any revenues related to this potential milestone.

Looking forward, we will receive a $5 million milestone payment from Watson upon acceptance for filing by the FDA of the NDA for PROCHIEVE. We expect notice from the FDA before the end of June. Then, if the FDA approves PROCHIEVE for the preterm birth indication, we will receive a $30 million milestone payment from Watson upon commercial launch in the U.S.

And with that, I'll turn the call back to Frank.

Frank Condella:    Thanks, Larry.

In the first quarter of 2011, we focused on developing the PREGNANT study manuscript for publication, compiling the NDA for PROCHIEVE for the short cervix preterm birth indication, advancing negotiations for the sale of STRIANT, planning increased capacity to supply product to our partners, and collecting royalties.

Total U.S. prescriptions for CRINONE reached a new high in March 2011 and increased approximately 16 percent for the first quarter of 2011 from last year's levels. This occurred while the overall infertility market remained essentially flat. We expect CRINONE sales will continue to increase and are hopeful that the overall infertility market will rebound as the U.S. economy improves.

Outside the U.S., where CRINONE is commercialized by Merck Serono, sales volumes increased 31 percent compared to last year's first quarter. Net product revenues from Merck Serono in Q1 of 2011 were up 12 percent year over year.

Since the close of the Watson transactions last July, we did not have a sales force to promote STRIANT and our intent was to sell it or enter into a partnership to grow the product sales. After discussions with several interested parties, we decided to move forward with Actient Pharmaceuticals and sold them the U.S. rights to STRIANT in mid-April.

Actient is focused on urology and will market STRIANT in the U.S. as part of its rapidly expanding portfolio of products for the treatment of urological disorders. We received $3.1 million at the closing of the sale, and we will receive a royalty on net product sales above certain levels going forward.

Since December 2009, The Urology Company has held marketing rights for STRIANT in the U.K., and we now have expanded our relationship to include all of Europe. We will receive a royalty on net product sales when The Urology Company sells STRIANT directly and a share of gross profits in those countries where it is distributed by third parties.

With STRIANT now partnered in Europe and the United States, we expect only upside to this product in the future without any significant associated costs to Columbia.

Turning to R&D, in early April, the PREGNANT study, our large global Phase III clinical trial of PROCHIEVE vaginal progesterone gel to reduce the risk preterm birth in women with a short cervical length in mid-pregnancy was published in the peer-reviewed journal Ultrasound in Obstetrics and Gynecology. The study results demonstrated a 45 percent reduction in preterm birth before 33 weeks gestation in women treated with PROCHIEVE versus placebo and improvement in infant outcome was noted. We were very pleased with the level of coverage of this important study that was secured by the joint media team, which included the NIH, Detroit Medical Center, Columbia, and Watson.

The effort was supported by a widely attended press conference at the Detroit Medical Center that morning, at which Dr. Roberto Romero and Dr. Sonia Hassan discussed the data in detail. By the end of the week, the data had been reported by media outlets, including NPR, the Wall Street Journal, ABC News, and the Associated Press, as well as over 130 local TV news broadcasts spanning the major networks.

The data were also widely discussed at the annual clinical meeting of the American College of Obstetricians and Gynecologists, or ACOG, earlier this week. During Monday's president's program, which is the opening session attended by nearly all conference attendees, our results were mentioned by the first keynote speaker of the conference, Dr. Francis Collins, who is the director of the NIH.

He was followed by Dr. Romero, who presented cutting-edge developments in the prediction and prevention of preterm birth and neonatal complications. Dr. Romero went over the results of the trial in detail and advocated for trans-vaginal ultrasound screening to an audience of over 3,000 ACOG attendees. The results were also shown in another session just before lunch entitled "Preterm Birth Best Practices."

At the Monday evening continuing medical education satellite symposium on preventing preterm birth, sponsored by Wayne State University, a mechanism of action of progesterone on the cervix was offered based on valid scientific research by Dr. Ann Word of UT Southwestern in Dallas. This was followed by a how-to lecture on measuring cervical length by Dr. Hassan. And finally, Dr. Romero presented the trial results once again.

All in all, this was a very good day in the process of changing the practice of medicine.

After securing publication of the manuscript, our next goal was completing and submitting the new drug application, or NDA, for PROCHIEVE in the preterm birth indication, specifically the reduction of preterm birth in women with short uterine cervical length in the mid trimester of pregnancy. We met this goal last week, well within our stated timeline.

The NDA submission includes data from two Phase III clinical trials evaluating the use of PROCHIEVE in reducing the risk of preterm birth, as well as supportive pharmacokinetic studies. Over the coming months, our top priority will be working with the FDA to ensure a thorough review of the data contained in the NDA with the ultimate aim of having it approved as expeditiously as possible.

We requested priority review of our NDA, which would set the review time at 6 months versus 10 months for as standard review. Priority is typically given to drugs that offer major advances in treatment or provide a treatment where no adequate therapy exists, and we believe this applies to PROCHIEVE.

We expect a decision regarding this review period and acceptance of the NDA for filing by the end of June. An acceptance would trigger a $5 million payment from Watson.

If the FDA approves PROCHIEVE for the preterm birth indication, we expect that Watson would launch their marketing program almost immediately, triggering the $30 million commercialization milestone. Our royalty revenue streams in this product should then increase as sales increase, and we expect this royalty stream to continue due to the ongoing development of a next-generation formula by Watson and a U.S. patent that was issued to Watson during the first quarter of 2011.

This patent covers the use of progesterone to treat women with a short cervix at mid pregnancy to prevent spontaneous preterm birth until February 2028.

While we await FDA action on the NDA for PROCHIEVE, we remain committed to delivering value to our shareholders and, as such, are evaluating many future growth opportunities for Columbia.

With that, Operator, please open the call for questions.

Operator:    Thank you. Ladies and gentlemen, if you'd like to ask a question at this time, please press star and then one on your touch-tone telephone. If your question has been answered or you'd like to remove yourself from the queue for any reason, please press the pound key. Again, ladies and gentlemen, if you'd like to ask a question, please press star, and then one on your touch-tone telephone. One moment for questions to queue.

And our first question comes from Marco Rodriguez from Stonegate Securities. Sir, your line is now open.

Marco Rodriguez:    Morning, guys. Thanks for taking my questions.

Larry Gyenes:    Hi, Marco.

Marco Rodriguez:    Hi. I was wondering if you guys could provide a little bit more color in regard to the dispute on the first milestone payment from Watson? And if you could also kind of frame it in terms of your expectations as when it should be resolved.

Frank Condella:    OK, Marco. This is Frank. You know what I'd like to say is, is that - first of all, that all the data regarding our study has been available to everyone in the journal publication. So if anyone looks at that publication, you'll see that there are a number of composite scores. I think there's about a dozen that are in the publication.

So what this comes down to primarily is this is a contractual dispute about whether or not we met the second part of the qualification relative to the milestone. There's no dispute over the fact that we achieved the primary endpoint. The dispute is what composite score is actually used to determine whether or not we met the second part of the qualification of that milestone payment.

So I'd just like to emphasize that there's nothing wrong with the data. The data are very solid, and the composite scores all look very good. There's statistical significance in many of them or there're very good trends in the rest. But it comes down to a literal reading of the contract and what its intent and also you know how it is measured. And that's where Watson and we will be having discussions.

I would say it'll take potentially several months. It could resolve more quickly. But that's what it comes down to.

Marco Rodriguez:    OK. And then I apologize. You went through this. I was trying to write the things down and may have missed something here. In regard to the additional milestones, the NDA submission, which would trigger a $5 million milestone, did you say that you were expecting that to happen in June of this year?

Frank Condella:    We would expect to earn it in June. We think that - you know in terms of the NDA filing milestone, if the submission is accepted for filing, that would happen within 30 - or, sorry, 60 days from the submission date, which was April 26th. And once that's been determined by the FDA, then we receive notification on that. And it'll be very unambiguous, and we'll know that the file has been accepted, and that earns the $5 million. And then we would actually probably be paid the milestone in July.

Marco Rodriguez:    OK. And then I believe you mentioned that you thought that immediately thereafter you would then trigger the last $30 million milestone as far as commercialization is concerned?

Frank Condella:    That would be after approval.

Marco Rodriguez:    OK.

Frank Condella:    Once the NDA is approved, and if we get a priority review, it'll be around six months, which would put it into late October, with a commercial launch in November. But if it moves out into early 2012, I'm sure that Watson will be ready to launch immediately after approval when that happens. When they launch, the first commercial sale triggers the $30 million milestone.

Marco Rodriguez:    (Inaudible) there. And then I was wondering if you could comment a little bit more about the infertility market. You mentioned that the overall market was kind of flat, expectations that it goes up with the economy, yet you guys had some decent growth there. Can you talk a little bit more about what you're seeing? You're obviously taking share. What's sort of driving that?

Frank Condella:    Well, it's really - yes, we are taking share from injectable progesterone. In infertility treatments, there's still a large segment of the market that uses injectable natural progesterone to support pregnancy in infertility treatments.

More and more physicians have been offering within the option of using vaginal progesterone, and our product has the largest market share in that market. So that market is growing - or that usage is growing in a fairly flat overall infertility market.

Marco Rodriguez:    Do you have any expectations as far as the growth in that market?

Frank Condella:    Well, I think that the effort that Watson is putting against it with their larger sales force should continue the growth in that market. And we're also seeing a continued increased growth outside the U.S.

Marco Rodriguez:    OK. And then in regard to your gross margins, you provided some commentary in terms of (inaudible) why it was reduced down to 50 percent in comparison to last quarter. I'm just kind of wondering if there's anything in there that was kind of one-time-ish or that - that's kind of driving that percentage a little bit lower than our expectations.

Larry Gyenes:    Yes, Marco, it's Larry. Each year at the beginning of the year, we reset our cost calculations, OK? And those cost calculations - the cost of goods are based upon the full-year projections of the number of lots that we'll produce.

Obviously, this year, we're anticipating a very respectable increase in the lots produced, and therefore, the cost per lot, because of the fixed overhead they're allocated, has come down. That has a negative effect on that portion of the Merck Serono sales, which are on a cost-plus-20 percent basis and, therefore, squeezes the margins in the earlier part of the year. But, clearly, with the volumes you know skewed to the latter part of the year, you'd expect those margins to actually improve, OK? But in the early part of the year, Merck Serono is getting the benefit of the lower cost of goods and resulting selling price.

Marco Rodriguez:    So is your expectation, then, that gross margins might be somewhat similar in the June quarter and then kind of scale back up to the 60 percent range in the second half?

Larry Gyenes:    Well, that's all going to be dependent upon the one-time gains that are in there, OK? And so you know - and the milestones that we earn, so we'll have to see.

Marco Rodriguez:    Well, if you strip out those one-time items - and, obviously, just also to confirm, the non-cash revenues from the Watson transaction will cease to exist after the June quarter, correct?

Larry Gyenes:    That is correct.

Marco Rodriguez:    OK. And so if we ship all that stuff out - and you mentioned that you know the margins - excluding that deferred revenue gain is roughly 50 percent. How would you expect that to trend?

Larry Gyenes:    Well, I would expect it to be slightly lower than that, OK? But a lot is going to depend, because we're doing manufacturing capacity expansions, OK, which are going to - you know some will be capital and some will be expense that's going to flow through there, as well. So it's going to be a little lumpy, OK?

Marco Rodriguez:    OK. And then lastly, on the OPEX side, G&A and R&D, the Q1 levels, do you expect that to be a good run rate for the year?

Larry Gyenes:    Yes. That's a pretty good run rate.

Marco Rodriguez:    OK. And I'm sorry. Last question here, in regards to STRIANT, have you received that cash yet?

Frank Condella:    Yes.

Larry Gyenes:    In the second quarter, yes.

Marco Rodriguez:    OK. And the royalty rate, how should we be thinking about that and these revenue thresholds that you mentioned?

Frank Condella:    Oh, for STRIANT?

Marco Rodriguez:    Yes.

Frank Condella:    It's any sales above $10 million gets a 7 percent royalty to us and any sales over $20 million we get a 15 percent royalty.

[Post conference call correction - STRIANT sales over $20 million earn a 10 percent royalty, not 15 percent]

Marco Rodriguez:    Fifteen?

Frank Condella:    Yes.

[Post conference call correction - STRIANT sales over $20 million earn a 10 percent royalty, not 15 percent]

Marco Rodriguez:    OK. Great. Thanks a lot, guys.

Larry Gyenes:    Thank you.

Operator:    Thank you. Our next question comes from the line of Raymond Myers from Benchmark. Your line is now open.

Raymond Myers:    Thank you for taking the questions.

Frank Condella:    Hey, Ray.

Raymond Myers:    Hi, guys. First off, could you describe the PROCHIEVE label that the NDA is seeking, particularly with regard to cervical length?

Frank Condella:    Well, Ray, I don't want to get too specific other than what we said in the past, which we're going for a very broad level, which would just say that an indication for a reduction in risk of preterm birth in women with a short cervical length. I think that there's - you know until we get it to a review and discussion with the FDA - you know and we don't know how that'll go - but we've gone in with a position that it should be a broad label.

Raymond Myers:    And you've had quite a lot of discussions, I presume, with the FDA about the filing.

Has there been any indication that they are looking exclusively at the PREGNANT study with the one- to two-centimeter cervix? Or were they also very interested in the previous study that showed effect up to 2.8 centimeters?

Frank Condella:    Well, all I can say is that we've submitted a very comprehensive data package, which includes our studies and some other information that the FDA has requested. So it's a very comprehensive data package.

Raymond Myers:    Including up to 2.8 centimeters or more?

Frank Condella:    All the studies that have been conducted with our product are part of that data package.

Raymond Myers:    OK, great. And then I want to clarify something. Was it correct that CRINONE sales are up 16 percent year over year in the U.S.? Or was that internationally in total?

Frank Condella:    Total prescriptions in the U.S. for CRINONE were up 16 percent. That's year over year.

Raymond Myers:    That's very interesting in light of feedback that I received early this week at the ACOG conference, where many physicians had a high level of interest in learning about PROCHIEVE gel for prevention of preterm birth. Do you think that that is merely a replacement for in vitro fertilization, that you're expanding in that market? Or do you think you might be getting some interest from physicians in using CRINONE off-label as a progesterone gel as a replacement for either Makena or just due to their knowledge that it's useful in preventing preterm birth due to the publication?

Frank Condella:    Well, the - Ray, we may see some of that in the future, but you know the publication just came out on April 5th. So I think that - you know and ACOG, as you know was just earlier this week - but what we've seen in the infertility market is actually - there's two vaginal progesterones, and ours - or Watson's CRINONE and our - and the competitive product are both tracking increases.

So I would think that that really is growth primarily in the infertility market.

Raymond Myers:    OK. And since the conference or since the publication recently, have you received many inquiries from physicians regarding interest in potentially using CRINONE or other forms of progesterone gel for short cervix?

Frank Condella:    Well, all I can say - and you were at ACOG, I wasn't. But from the reports that I've gotten, that the - that it was really well received, that I'm sure a lot of people will go back from that meeting thinking about using a vaginal progesterone gel, and more importantly, to start screening women for short cervical length.

You know if we start to see CRINONE increases between now and the end of the year because physicians are using it, in this indication rather than the approved indication you know certainly it's not due to any promotion that us or Watson are doing.

But I guess it'd be best to wait until the second quarter and see where we are and we'd be able to probably give a little bit better color on that.

Raymond Myers:    Good. And then have you had some discussions with ACOG regarding recommendations for cervical screening?

Frank Condella:    That's primarily Watson's activity, but there are definitely ongoing discussions with a number of professional organizations.

Raymond Myers:    Excellent. And then, finally, might you review what is required to receive the priority review designation from the FDA? And based on your discussions that you've been having ongoing with the FDA; do you have indications that they're likely to grant it?

Frank Condella:    Well, we already have fast-track designation. And a good percentage of fast-track designated drugs end up getting a priority review. But as I said you know the priority review is driven by if a - the drug offers a major advancement in treatment or where there's - no adequate therapy currently exists.

And so given that this is you know really new and emerging science, I think that we're in a good place to get - a good chance of getting a priority review.

Raymond Myers:    Good, good. And then a final question, if I may. What are Columbia and Watson doing to maximize the value of PROCHIEVE outside of the United States?

Frank Condella:    First of all, it's Merck Serono that has the rights to the product outside the United States. And we've been in active discussions with Merck Serono. You know the sales are increasing. The journal article has just been published at the beginning of April.

You know I can't - and I'm sure that I probably won't be able to say that Merck Serono is doing X, Y or Z. All I can say is we continue to push them, because we think that there's a very solid business opportunity for them here. But I think it'll come down to a market-by-market analysis by Merck Serono and what needs to be done from a regulatory perspective and what their sales and marketing capabilities are by country.

Raymond Myers:    Don't the rights to PROCHIEVE revert back to Watson after 2014?

Frank Condella:    The rights to the current formulation, which is the 8 percent gel, is solidly Merck Serono's outside the United States. The next-generation development, which is being done by Watson using you know - yet to be determined exactly which technology will be used, but it's most likely that the next generation will be only available to Watson throughout the world.

Raymond Myers:    Good. And do we have a sense of when that next-generation formulation may be marketed?

Frank Condella:    That's something that you really need to talk to Watson about, Ray. And they're being very cautious about that, because they think that it's sensitive competitive information.

Raymond Myers:    Yes, certainly. OK. Thank you for taking the questions.

Frank Condella:    Thanks, Ray.

Larry Gyenes:    Thank you.

Operator:    Thank you. And once again, ladies and gentlemen, if you'd like to ask a question, please press star and then one on your touch-tone telephone. Our next question comes from the line of Walter Schenker of MAZ Partners. Your line is open, sir.

Walter Schenker:    (Inaudible) what can you do. Hi, guys.

Frank Condella:    Hi, Walter.

Walter Schenker:    Good. A couple of questions. First on R&D, what are we spending going forward money - some consequence on R&D for? I thought we basically would be out of - largely out of the R&D business with the filing of the - and the completion of the PREGNANT study and the filing of the NDA.

Frank Condella:    Well, our out-of-pocket costs regarding the expense towards PROCHIEVE and getting it approved for preterm birth is now all going to Watson. We hit our $7 million cap in the first quarter, and there's still significant expense to go in, and that's all being paid by Watson.

In terms of any other R&D expenses, it's really related to the staff that we have here. Dr. George Creasy, who's been the one that's been leading this and his team is definitely completely focused on getting the NDA approved. And so that activity will likely continue through the fourth quarter of this year.

Walter Schenker:    And that's going to continue to run, then, $1 million and change a quarter?

Larry Gyenes:    It should be somewhat less than that, OK?

Walter Schenker:    OK. And second question. Exactly what do you have to spend money on and what do you do to ramp up production of CRINONE/PROCHIEVE going forward, since you don't actually run a manufacturing plant?

Frank Condella:    Well, Walter, we actually own certain components of the manufacturing and supply chain. And given Watson's forecasts, we're going to have to add on capacity. And so as a result, we have to invest some capital in the production capacity of our manufacturing partners. So even though we don't own plants, we do own some equipment, and some of that equipment has to be expanded in its capacity.

At the same time, there's an overall service level that's going to have to be increased, which as Larry indicated may add to the expense side of the equation. But this is all good news, because all of these investments will return very quickly based on the forecasts that we're seeing from Watson.

Walter Schenker:    And on the service level, you don't just ship the product to Watson and then they distribute it?

Frank Condella:    Yes, but it's a pretty complex supply chain, Walter. We've got four entities in Europe that are involved in manufacturing this product, not even counting the shipping partners. And then you've got a number of API suppliers. And as you know as you go through an NDA approval, you've got to make sure all of them are sparkly clean. So there's a whole oversight function that we have to beef up, given that volumes increase, and we still have increasing volume going to Merck Serono, and they sell product to over 60 countries around the world, which we have to deliver to them in the final country labeling.

So it's probably - we haven't talked about it much before, because you know even though we've had increased volumes, it certainly is something we've managed in a good way the last 10 years. But you know we're expecting significant increases later this year and beyond. And you know you never want to be in the position that you can't supply to the demand. So we're just trying to be as prepared as possible for a very successful product.

Walter Schenker:    OK. And last question, which may have a short answer. Given all the press and excitement in the U.S. on CRINONE/PROCHIEVE going forward, have you gotten any indication or any discussion yet with Merck Serono, what their game plan may be international?

Frank Condella:    You know I think - it's hard to say. There're people inside of Merck Serono that are very interested in this opportunity, but as a company, it's an ocean liner. And so I think it's - I think it probably is moving very slow. And as I said just recently to Ray, I said that you know it really will come down I think a lot to the individual country managers and if they see the opportunity and they can take advantage of it. You know in 60 countries around the world, that's a lot of different regulatory authorities, and there's different rules and regulations, and then there's also different capacities and capabilities of Merck Serono depending upon the country.

Walter Schenker:    Although I guess in some of those countries FDA approval will almost automatically create approval in some of those countries and others may have to go through their own or at least be on label. I realize that's for PROCHIEVE and not CRINONE, but the requirements would be very different to actually create an on-label-type product? I realize they don't (inaudible) the PROCHIEVE.

Frank Condella:    (Inaudible) and it's really changing, Walter, where - like, for example, in South America, where you used to be able to just do a certificate of free sale you know now countries like Brazil and Mexico are requiring clinical studies in their own country and separate filings and stuff, so some of the regulatory hurdles have gotten higher.

But you know and I don't know what the - what the off-label promotion rules are in these countries. I really don't. I can't help you with that.

Walter Schenker:    OK. Thanks a lot.

Frank Condella:    You bet.

Larry Gyenes:    Thanks, Walter.

Operator:    Thank you. Our next question comes from the line of Thomas McCarthy with Raymond James. Your line is now open.

Thomas McCarthy:    Hi there. Please repeat the royalty figures for STRIANT. Also, what were the sales of STRIANT in the last year? And then also, are you supplying STRIANT in the way that you are supplying CRINONE? As I understand it, it's cost-plus-10 percent. What kind of arrangement do you have for supply?

Frank Condella:    Well, the product STRIANT netted about $1.2 million in sales last year. It hasn't really been promoted for, I would say, three or four years in the United States and it's had sort of a slow decline. The manufacturing arrangements for STRIANT is, is we have actually assigned our contract manufacturing agreement with the manufacturer of the product to Actient, and Actient is now dealing directly with the manufacturer of that product.

And Actient will be in all essence re-launching the product. We know that the day after we did the deal, they increased the price significantly and they started promotion. And so the first level - we won't get any royalty up before $10 million. And then after $10 million, we will get 7 percent. And anything above $20 million, we will get 15 percent.

[Post conference call correction - STRIANT sales over $20 million earn a 10 percent royalty, not 15 percent]

Thomas McCarthy:    So nothing under $10 million, 7 percent between $10 million and how much?

Frank Condella:    Twenty.

Thomas McCarthy:    Twenty. And over $20 million, 15 percent?

Frank Condella:    Right.

[Post conference call correction - STRIANT sales over $20 million earn a 10 percent royalty, not 15 percent]

Thomas McCarthy:    Thank you.

Frank Condella:    You're welcome.

Operator:    Thank you. Our next question comes from the line of Jason Aryeh from Jalaa Equity. Your line is now open, sir.

Jason Aryeh:    Hey, guys. Couple quick questions. One, could you talk about all the pricing issues that have been so publicized politically out there and how you think that will affect Watson's pricing? And also, if you can tell us how involved is Watson in the NDA process? And lastly, you had made a comment towards the end of your prepared remarks about other strategic options to increase shareholder value. Can you talk about whether that is in licensing or hopefully more directed towards out-licensing or sale of the company? Thanks.

Frank Condella:    So I think the first part of the question was Watson's position on pricing, because Watson is the marketer of CRINONE and will be the marketer of PROCHIEVE. And they have the pricing authority on the product.

I think that certainly everyone has watched KV and what they've done with Makena. I don't think anybody wants to get into that spotlight. So I think that there's definitely room for pricing increases. What that remains to be, I think, is going to be dependent upon the market research that Watson does and how they time things and when they do it.

Because it's such a big question, I wouldn't be surprised if Watson dealt with that sooner, rather than later. But you know I know that on their conference calls, they got a lot of questions about it. So I know that they're certainly trying to get a clear view on it, but it's sometimes hard to do in the middle of all the noise around KV.

And the second part of your question was about growth opportunities. I think…

Larry Gyenes:    There was Watson and the NDA.

Frank Condella:    Oh (inaudible).

Jason Aryeh:    How involved is Watson with you?

Frank Condella:    Yes. Very involved. We've gotten a lot of assistance from Watson and the regulatory team. And we've actually even used their electronic filing system. So I think that you know even though the NDA has gone in under our name, it is a very closely coordinated joint exercise.

Jason Aryeh:    Wonderful.

Frank Condella:    Just on growth opportunities, look, we're really looking for any way that we can increase shareholder value. All the options are on the table, and you know we're going to spend some time over the next six months actively exploring you know any way that we can take what we have available in Columbia today and increase the value for our shareholders.

(Jason Arya):    Wonderful. Thank you, guys.

Frank Condella:    Yes.

Larry Gyenes:    Thank you.

Operator:    Thank you. And I'm showing that we have no further questions in the queue. I would now like to turn the call back over to Mr. Frank Condella for any closing remarks.

Frank Condella:    Thank you all for joining us today and for your continued interest and support of Columbia Labs. I look forward to updating you again soon, as we continue to execute our strategy and work to increase shareholder value. Have a good day.

Operator:    Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program, and you may now all disconnect. Have a great day.

END